Securities and Exchange Commission

                             Washington, D.C. 20549




                                    Form 8-K

                                 Current Report



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                January 23, 1998
                Date of Report (Date of earliest event reported)



                               SGI International
             (Exact name of registrant as specified in its charter)



                            Utah 2-93124 33-0119035
             State or other jurisdiction of commission IRS Employer
          incorporation or organization file number Identification No.



                   1200Prospect Street, Suite 325, La Jolla,
                California 92037 (Address of principal executive
                              offices - zip code)



                                  619/551-1090
                Registrants telephone number including area code

Item 9. Sales of Equity Securities Pursuant to Regulation S

On January 8, 1998, the Company entered into two Series 97-G Convertible Preferred Stock Subscription Agreements (the "Series 97-G Agreements") with one investor and one placement agent ("Series 97-G Holders"). Pursuant thereto, and for the total consideration of $500,000 the Company issued (i) 550 shares of Series 97-G Preferred Stock; (ii) warrants to purchase a total of 25,000 shares of Common Stock of the Company at an exercise price of $1.35 per share. As an inducement to the investor to close the 97G transaction (who had entered into a preceding transaction) the company also issued the investor 194,502 shares of Common Stock. The Series 97-G Preferred Stock, the warrants and the restricted Common Stock were issued pursuant to the provisions of Regulation S under the Securities Act to non U.S. Persons who qualified as "Accredited Investors" as that term is defined in Regulation D.

Dividends. The Series 97-G Preferred Stock has a right to cumulative dividends, at a per share rate equal to 8% of the 97-G preferred shares liquidation preference of $1,000 per share. The Series 97-G dividends are payable solely in Common Stock.

Redemption. The Series 97-G Holders may not require its redemption. The Company may redeem the Series 97-G Preferred Stock at 130% of the liquidation preference of $1,000, plus the amount of any accrued and unpaid dividends.

Liquidation. The Series 97-G Holders are entitled to be preferentially paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $1,000 per share. The liquidation preference with respect to Series 97-G Preferred Stock are payable before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than all previously issued series of Preferred Stock.

Conversion. Each share of Series 97-G Preferred Stock is convertible, at the option of the holder thereof, at any time 41 days after the Series 97-G Agreement closing date of January 8, 1998. Each share is convertible into the number of shares of Common Stock derived by dividing the conversion rate by the conversion price. The conversion rate is the liquidation preference of $1,000 per share of Series 97-G Preferred Stock. The conversion price is determined based on the date the conversion notice is received ("Conversion Date") and is equal to the lesser of (a) the average closing bid price of the Common Stock over the five day trading period prior to the closing date of January 8, 1998 or
(b) 75% of the average of the closing bid price of the Common Stock on the five trading days ending on the date proceeding the Conversion Date. There are monetary penalties to the Company if Common Stock is not delivered to the Series 97-G Holder within five days of the Company's receipt of a notice of conversion and the certificates representing the Preferred Stock to be converted.

Voting Rights. The Series 97-G Preferred Stock has no voting rights except as required by Utah law.

Registration Rights. In the event Regulation S in materially altered so that the Series 97-G Holders are unable to convert the Series 97-G Preferred Stock immediately following the 40 day restricted period, the Company then agrees to use its best efforts to include the shares of Common Stock underlying the Series 97-G Preferred Stock, warrants and restricted Common Stock in any registration state not filed or to register these securities upon demand.



Item 7. Exhibits

Exhibit
Number Description

4.1 Amended Certificate of Secretary - Designation of Series 97-G Preferred Stock. (1)

4.2  Form of Stock Purchase Warrant - Series 97-G Preferred Stock. (1)

4.3 Series 97-G 8% Convertible Preferred Stock Subscription Agreement between Registrant and Settondown Capital date January 8, 1998.(1)

4.4 Series 97-G 8% Convertible Preferred Stock Subscription Agreement between Registrant and Dominion Capital dated January 8, 1998. (1)

4.5 Form Registration Rights Agreement - Series 97-G Preferred Stock dated January 8, 1998, between the Registrant and the holders thereof. (1)

(1) Incorporated by reference to the Company's S-2 Registration Statement filed as of January 23, 1998.


SGI International



By /s/ Joseph A. Savoca
---------------------------
Joseph A. Savoca
Chairman/CEO